AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2007

Registration Statement No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASS INFORMATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	43-1265338
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13001 Hollenberg Drive

Bridgeton, Missouri 63044

(314) 506-5500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cass Information Systems, Inc.

2007 OMNIBUS INCENTIVE STOCK PLAN

(Full title of the plan)

P. Stephen Appelbaum

Chief Financial Officer

Cass Information Systems, Inc.

13001 Hollenberg Drive

Bridgeton, Missouri 63044

314-506-5500

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copies to: Nick H. Varsam, Esq. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 211 North Broadway St. Louis, Missouri 63102 314-621-5070

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount of Shares To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.050 per share	800,000	$32.74	$26,192,000.00	$804.09

(1)	Pursuant to Rule 416, this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares which, by reason of any stock dividend, stock split, combination or other change in the Registrant’s common stock, may become issuable under the plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock reported on The Nasdaq Global Market on May 29, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 15, 2007;

(b)	The Registrant’s Current Report on Form 8-K, except for information furnished under Item 2.02 and Exhibit 99.1, filed with the Commission on April 18, 2007; and the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 9, 2007; and

(c)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on June 6, 1996, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than documents filed by the Registrant with the Commission containing information furnished to the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Experts and Counsel.

Mr. John L. Gillis, Jr. is a director of the Registrant and serves as of counsel at Armstrong Teasdale LLP, the law firm providing the legal opinion upon the validity of the securities being registered on this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

State Law

The Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri (the “GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s Articles of Incorporation or the Bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification other than as authorized by other subsections, provided such additional indemnification is authorized by the corporation’s Articles of Incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Section 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. The insurance or other arrangement, including self-insurance, may be procured within the corporation or with any insurer or other person deemed appropriate by the Board of Directors. That section also provides that in the absence of fraud the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

Restated Articles of Incorporation

The Restated Articles of Incorporation, as amended by the Articles of Merger, of the Registrant provide that the Registrant shall indemnify all persons whom it shall have the power to indemnify under Section 351.555 of the GBCL.

Second Amended and Restated Bylaws

Additionally, as permitted under the GBCL, Article X of the Second Amended and Restated Bylaws of the Registrant allows for the indemnification of directors, officers, employees and agents. Section 10.1 provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person (i) is or was a director or officer of the Registrant, or (ii) is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise while a director or officer of the Registrant, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Section 10.2, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person (i) is or was a director or officer of the Registrant, or (ii) is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise while a director or officer of the Registrant, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 10.3 states that the Board of Directors of the Registrant may extend, on a case-by-case basis, the indemnification provided in Sections 10.1 and 10.2 of Article X to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant, other than a director or officer of the Registrant. Notwithstanding the foregoing, however, the Registrant shall be obligated to indemnify against expenses, including attorneys’ fees, actually and reasonably incurred by an employee or agent as a result of an action, suit or proceeding to the extent said employee or agent has successfully defended such action, suit or proceeding on the merits or otherwise.

Section 10.4 provides that any indemnification under Sections 10.1, 10.2 and 10.3 of Article X, unless ordered by a court, shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the foregoing Sections. The determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Under Section 10.5, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Registrant as authorized in Article X.

Section 10.6 provides that the indemnification provided by Article X shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be otherwise legally entitled.

Section 10.7 of the Bylaws provides that the Registrant shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other sections of Article X, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that such further indemnity is either (i) authorized, directed or provided for in the Articles of Incorporation of the Registrant, or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any Bylaw or agreement of the Registrant which has been adopted by a vote of the shareholders of the Registrant, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this section shall be deemed to limit the power of the Registrant to enact bylaws or to enter into agreements without shareholder approval of the same.

Section 10.8 states that in order to satisfy its obligations hereunder, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant and who is indemnified against liabilities under the provisions of Article X.

Section 10.10 provides that no indemnification shall be provided under Article X if such indemnification is prohibited by any applicable bank or bank holding company law or regulation.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on May 31, 2007.

CASS INFORMATION SYSTEMS, INC.

By:	/s/ Lawrence A. Collett
Lawrence A. Collett, Chairman and
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Cass Information Systems, Inc., hereby severally constitute and appoint Lawrence A. Collett and P. Stephen Appelbaum and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Cass Information Systems, Inc.’s Registration Statement on Form S-8, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lawrence A. Collett (Lawrence A. Collett)	Chairman and Chief Executive Officer (Principal Executive Officer)	May 31, 2007

/s/ P. Stephen Appelbaum (P. Stephen Appelbaum)	Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2007

/s/ James J. Lindemann (James J. Lindemann)	Director	May 31, 2007

/s/ K. Dane Brooksher (K. Dane Brooksher)	Director	May 31, 2007

/s/ Eric H. Brunngraber (Eric H. Brunngraber)	Director	May 31, 2007

/s/ Bryan S. Chapell (Bryan S. Chapell	Director	May 31, 2007

/s/ Robert A. Ebel (Robert A. Ebel)	Director	May 31, 2007

/s/ Benjamin F. Edwards, IV (Benjamin F. Edwards, IV)	Director	May 31, 2007

/s/ Wayne J. Grace (Wayne J. Grace)	Director	May 31, 2007

/s/ Harry J. Krieg (Harry J. Krieg)	Director	May 31, 2007

/s/ John L. Gillis, Jr. (John L. Gillis, Jr.)	Director	May 31, 2007

/s/ A.J. Signorelli (A.J. Signorelli)	Director	May 31, 2007

/s/ Franklin D. Wicks, Jr. (Franklin D. Wicks, Jr.)	Director	May 31, 2007

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Armstrong Teasdale LLP.

10.1	Cass Information Systems, Inc. 2007 Omnibus Incentive Stock Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement filed on March 15, 2007, and incorporated herein by reference).

23.1	Consent of KPMG LLP.

23.2	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).